                                                                    EXHIBIT 21.0



PRECISION AEROTECH, INC.



Subsidiaries of the Company:



      L&S Aerotech, Inc. (dba L and S Machine Co., Inc.)
      2019 Southwest Boulevard
      Wichita, KS 67213
      (316) 942-0181



      Speedring, Inc.
      2000 Highway 157 West
      Cullman, AL 35055
      (205) 739-1710



      Speedring Systems, Inc.
      2909 Waterview Drive
      Rochester Hills, MI 48309
      (313) 853-2540